                                                                    Exhibit 99.1
                                                                    ------------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Compaq Computer Corporation

We have audited the accompanying consolidated balance sheets of Compaq Computer Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Compaq Computer Corporation at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for certain sales incentive offerings and effective January 1, 2000, the Company changed its method of accounting for certain product shipments.

                                                 Ernst and Young LLP

Houston, Texas
January 16, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Compaq Computer Corporation

In our opinion, the consolidated statements of income, of cash flows and of stockholders' equity for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Compaq Computer Corporation and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of Compaq Computer Corporation for any period subsequent to December 31, 1999.

PricewaterhouseCoopers LLP
Houston, Texas
January 25, 2000

                           Compaq Computer Corporation
                           Consolidated Balance Sheet

December 31 (In millions, except par value)                                               2001             2000
==================================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                         $     3,874        $    2,569
   Trade accounts receivable, net                                                          4,623             6,715
   Leases and other accounts receivable                                                    1,881             1,677
   Inventories                                                                             1,402             2,161

   Other assets                                                                            1,498             1,989
                                                                                     -----------------------------
       Total current assets                                                               13,278            15,111
Property, plant and equipment, net                                                         3,199             3,431
Other assets, net                                                                          7,212             6,314
                                                                                     -----------------------------
           Total assets                                                              $    23,689        $   24,856
                                                                                     =============================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Borrowings                                                                        $     1,692        $      711
   Accounts payable                                                                        3,881             4,233
   Deferred income                                                                         1,181             1,089
   Other liabilities                                                                       4,379             5,516
                                                                                     -----------------------------
       Total current liabilities                                                          11,133            11,549

Long-term debt                                                                               600               575
                                                                                     -----------------------------
Postretirement and other postemployment benefits                                             839               652
                                                                                     -----------------------------
Commitments and contingencies
                                                                                     -----------------------------
Stockholders' equity:
   Preferred stock, $.01 par value
       Shares authorized: 10 million; shares issued: none                                     --                --
   Common stock and capital in excess of $.01 par value
       Shares authorized: 3 billion
       Shares issued:  December 31, 2001 - 1,766 million
            December 31, 2000 - 1,742 million                                              8,307             8,039
   Retained earnings                                                                       4,393             5,347
   Accumulated other comprehensive income (loss)                                            (132)               27
   Treasury stock (shares: December 31, 2001 - 62 million
            December 31, 2000 - 53 million)                                               (1,451)           (1,333)
                                                                                     -----------------------------
       Total stockholders' equity                                                         11,117            12,080
                                                                                     -----------------------------
           Total liabilities and stockholders' equity                                $    23,689        $   24,856
                                                                                     =============================

   The accompanying notes are an integral part of these consolidated financial statements.

                           Compaq Computer Corporation
                        Consolidated Statement of Income

Year ended December 31 (In millions, except per share amounts)            2001            2000           1999
====================================================================================================================
Revenue:
    Products                                                             $26,728        $35,506         $31,824
    Services                                                               6,826          6,716           6,623
                                                                     -----------------------------------------------
       Total revenue                                                      33,554         42,222          38,447
                                                                     -----------------------------------------------
Cost of sales:
    Products                                                              21,536         27,624          25,263
    Services                                                               4,906          4,793           4,535
                                                                     -----------------------------------------------
       Total cost of sales                                                26,442         32,417          29,798
                                                                     -----------------------------------------------
Selling, general and administrative                                        5,328          6,044           6,341
Research and development                                                   1,305          1,469           1,660
Restructuring and related activities                                         742            (86)            868
Merger-related costs                                                          44             --              --
Other (income) expense, net                                                  466          1,503          (1,154)
                                                                     -----------------------------------------------
                                                                           7,885          8,930           7,715
                                                                     -----------------------------------------------
Income (loss) before income taxes                                           (773)           875             934
Provision (benefit) for income taxes                                        (210)           280             365
                                                                     -----------------------------------------------
Income (loss) before cumulative effect of accounting change                 (563)           595             569
Cumulative effect of accounting change, net of tax                          (222)           (26)             --
                                                                     -----------------------------------------------
Net income (loss)                                                         $ (785)        $  569          $  569
                                                                     ===============================================
Earnings (loss) per common share:
Basic:
    Before cumulative effect of accounting change                        $ (0.34)        $ 0.35         $  0.35
    Cumulative effect of accounting change, net of tax                     (0.13)         (0.02)             --
                                                                     -----------------------------------------------
                                                                         $ (0.47)        $ 0.33         $  0.35
                                                                     ================================================
Diluted:
    Before cumulative effect of accounting change                        $ (0.34)         $0.34         $  0.34
    Cumulative effect of accounting change, net of tax                     (0.13)         (0.01)             --
                                                                     -----------------------------------------------
                                                                         $ (0.47)         $0.33         $  0.34
                                                                     ===============================================
Shares used in computing earnings (loss) per common share:
    Basic                                                                  1,688          1,702           1,693
                                                                     -----------------------------------------------
    Diluted                                                                1,688          1,742           1,735
                                                                     ===============================================

  The accompanying notes are an integral part of these consolidated financial statements.

                           Compaq Computer Corporation
                      Consolidated Statement of Cash Flows

 Year ended December 31 (In millions)                                          2001              2000             1999
============================================================================================================================
 Cash flows from operating activities:
      Net income (loss)                                                      $ (785)           $ 569             $ 569
      Adjustments to reconcile net income (loss) to net cash
         provided by operating activities:
            Cumulative effect of accounting change, net of tax                  222               26                --
            Depreciation and amortization                                     1,377            1,407             1,402
            Gain on sale of investments                                        (194)            (278)             (126)
            Impairment charge for investments and related assets                613            1,756                --
            Gain on sale of businesses                                           --               --            (1,182)
            Restructuring and related activities                                742              (86)              868
            Deferred income taxes and other                                    (243)             252               147
            Changes in operating assets and liabilities, net of
               effects of acquired businesses:
                 Receivables                                                  1,297           (1,946)              185
                 Inventories                                                    645              (72)              (97)
                 Accounts payable                                              (319)            (228)              135
                 Other assets and liabilities                                (1,873)            (835)             (598)
                                                                        ----------------------------------------------------
                   Net cash provided by operating activities                  1,482              565             1,303
                                                                        ----------------------------------------------------
 Cash flows from investing activities:
      Capital expenditures, net                                                (927)          (1,133)           (1,185)
      Proceeds from sale of investments                                         370              292               149
      Purchases of investments                                                 (122)            (539)              (89)
      (Increase) decrease in short-term investments                               -              636              (636)
      Acquisitions of businesses, net of cash acquired                            -             (370)             (517)
      Other, net                                                               (276)            (117)             (191)
                                                                        ----------------------------------------------------
                   Net cash used in investing activities                       (955)          (1,231)           (2,469)
                                                                        ----------------------------------------------------
 Cash flows from financing activities:
      Increase in short-term borrowings, net                                    706              258               453
      Increase in long-term borrowings                                          300              575                 -
      Issuance of common stock for stock options                                245              308               183
      Treasury stock purchases                                                 (118)            (673)             (276)
      Dividends to stockholders                                                (169)            (170)             (136)
      Payment to retire Digital preferred stock                                  --               --              (400)
                                                                        ----------------------------------------------------
                   Net cash provided by (used in) financing activities          964              298              (176)
                                                                        ----------------------------------------------------
 Effect of exchange rate changes on cash and cash equivalents                  (186)             271               (83)
                                                                        ----------------------------------------------------
                   Net increase (decrease) in cash and cash equivalents       1,305              (97)           (1,425)
 Cash and cash equivalents at beginning of period                             2,569            2,666             4,091
                                                                        ----------------------------------------------------

 Cash and cash equivalents at end of period                                 $ 3,874          $ 2,569           $ 2,666
                                                                        ----------------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                           Compaq Computer Corporation
                Consolidated Statement of Cash Flows (Continued)

Supplemental Cash Flow Information
Year ended December 31 (In millions)                                               2001          2000           1999
========================================================================================================================
Interest paid                                                                  $     141      $     127    $      74
Income taxes paid                                                              $     447      $     488    $     415
Acquisition of businesses
Fair value of:
     Assets acquired                                                           $   --         $    499      $    811
     Liabilities assumed                                                           --             (129)         (201)
     Options issued                                                                --               --           (60)
                                                                            --------------------------------------------
Cash paid                                                                          --              370           550
Less:   Cash acquired                                                              --               --           (33)
                                                                            --------------------------------------------
Net cash paid for acquisitions                                                 $   --         $    370      $    517
                                                                            --------------------------------------------
Sale of businesses
Fair value of:
     Equity proceeds                                                              $ --        $      --     $  1,597
     Note receivable                                                                --               --          204
     Cash received                                                                  --               --           70
                                                                            --------------------------------------------
                                                                                    --               --        1,871
Less:   Basis in net assets sold                                                    --               --         (689)
                                                                            --------------------------------------------
Gain on sale of businesses                                                        $ --        $      --     $  1,182
                                                                            --------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                           Compaq Computer Corporation
                 Consolidated Statement of Stockholders' Equity

                                                      Common Stock
                                                   -------------------
                                                           Par value                  Accumulated
                                                   Number  and capital                   other                    Total
                                                     of     in excess    Retained    comprehensive   Treasury  stockholders'
(In millions)                                      shares     of par     earnings    income (loss)     stock      equity
---------------------------------------------------------------------------------------------------------------------------
Beginning balance, December 31, 1998                1,698     $ 7,270    $  4,501       $   (36)     $  (384)    $ 11,351
Comprehensive income:
   Net income                                                                 569                                     569
   Changes in unrealized gains and losses on
   investments, net of reclassifications                                                  2,978                     2,978
   Foreign currency translation adjustment                                                  (26)                      (26)
   Minimum pension liability adjustment                                                       3                         3
                                                                                                               -----------
Total comprehensive income                                                                                          3,524
                                                                                                               -----------
   Issuance pursuant to stock option plans             17         183                                                 183
   Issuance pursuant to acquisitions                               32                                                  32
   Stock option tax benefits                                      142                                                 142
   Gain on redemption of Digital preferred                                     22                                      22
   stock
   Cash dividends                                                            (144)                                   (144)
   Repurchase of treasury stock, at cost                                                                (276)        (276)
                                                --------------------------------------------------------------------------
Ending balance, December 31, 1999                   1,715       7,627       4,948         2,919         (660)      14,834
Comprehensive income:
   Net income                                                                 569                                     569
   Changes in unrealized gains and losses on
   investments, net of reclassifications                                                 (2,904)                   (2,904)
   Foreign currency translation adjustment                                                  (12)                      (12)
   Minimum pension liability adjustment                                                      24                        24
                                                                                                               -----------
Total comprehensive loss                                                                                           (2,323)
                                                                                                               -----------
   Issuance pursuant to stock plans                    27         308                                                 308
   Stock option tax benefits                                      104                                                 104
   Cash dividends                                                            (170)                                   (170)
   Repurchase of treasury stock, at cost                                                                (673)        (673)
                                                --------------------------------------------------------------------------
Ending balance, December 31, 2000                   1,742       8,039       5,347            27       (1,333)      12,080

Comprehensive income:
   Net loss                                                                  (785)                                   (785)
   Changes in unrealized gains and losses on
   investments, net of reclassifications                                                    (50)                      (50)
   Foreign currency translation adjustment                                                   (5)                       (5)
   Minimum pension liability adjustment                                                    (113)                     (113)
   Changes in gains and losses on derivative
      instruments, net of reclassifications                                                   9                         9
                                                                                                               -----------
Total comprehensive loss                                                                                             (944)
                                                                                                               -----------
   Issuance pursuant to stock plans                    24         245                                                 245
   Stock option tax benefits                                       23                                                  23
   Cash dividends                                                            (169)                                   (169)
   Repurchase of treasury stock, at cost                                                                (118)        (118)

                                                --------------------------------------------------------------------------
Ending Balance, December 31, 2001                   1,766     $ 8,307   $    4,393     $   (132)     $(1,451)    $ 11,117
                                                --------------------------------------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of business. Founded in 1982, Compaq Computer Corporation is a leading global provider of information technology products, services and solutions for enterprise customers. Compaq Computer Corporation, together with its consolidated subsidiaries, (collectively "Compaq") designs, develops, manufactures and markets information technology equipment, software, services and solutions, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, personal desktop and notebook computers, and personal entertainment and Internet access devices that are sold in more than 200 countries.

     Compaq completed the acquisition of Shopping.Com ("SDC") and Zip2 Corp. ("Zip2") and purchased certain assets and liabilities of InaCom Corp. ("Inacom") in February 1999, April 1999 and February 2000, respectively. These acquisitions were accounted for as purchases. In August 1999, Compaq sold an 81.5 percent equity interest in AltaVista Company to CMGI, Inc. ("CMGI"). Accordingly, Compaq's consolidated financial statements include the results of operations from the respective dates of acquisition through divestiture or December 31, 2001, as applicable.

Principles of consolidation. The consolidated financial statements include the accounts of Compaq and its controlled subsidiaries. All significant intercompany transactions and balances have been eliminated.

Critical accounting policies and estimates. The preparation of consolidated financial statements requires Compaq to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Compaq evaluates its estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, investments, intangible assets, income taxes, financing operations, warranty obligations, excess component order cancellation costs, restructuring, long-term service contracts, pensions and other post-retirement benefits, and contingencies and litigation. Compaq bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     Compaq believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. Compaq records estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. If market conditions were to decline, Compaq may take actions to increase customer incentive offerings possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Compaq recognizes revenue and profit as work progresses on long-term, fixed price contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. Compaq follows this method since reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made. Recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. Compaq maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Compaq's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Compaq provides for the estimated cost of product warranties at the time revenue is recognized. While Compaq engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, Compaq's warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from Compaq's estimates, revisions to the estimated warranty liability would be required. Compaq writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Compaq holds minority interests in companies having operations or technology in areas within its strategic focus, some of which are publicly traded and have highly volatile share prices. Compaq records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future. Compaq records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While Compaq has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event Compaq were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should Compaq determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Cash equivalents. Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less. For reporting purposes, cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Inventories. Inventories are stated at the lower of cost or market value, cost being determined on a first-in, first-out basis.

Long-lived assets. Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the buildings (ten to thirty years) and by applying the straight-line or accelerated methods over the estimated useful lives of machinery and equipment (two to ten years). Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease. Compaq performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-term investments. Compaq holds minority equity investments in companies having operations or technology in areas within Compaq's strategic focus. Compaq applies the equity method of accounting for minority investments when Compaq has the ability to exert significant influence over the operating and financial policies of an investee. In the absence of such ability, Compaq accounts for these minority investments under the cost method. Certain investments carry restrictions on immediate disposition. Investments in public companies (excluding those accounted for under the equity method) with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other income and expense.

Intangible assets. Intangible assets primarily relate to the value of the installed customer base, proven research and development, trademarks of companies acquired, capitalized software and goodwill. The cost of the installed customer base, proven research and development, trademarks, capitalized software and goodwill is amortized on a straight-line basis over the estimated lives of fifteen years, five years, five years, up to three years and up to ten years, respectively. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Revenue recognition. Compaq recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

     For product sales recognized by Compaq's Access and Enterprise Computing segments, these criteria are generally met at the time product is shipped. At the time revenue is recognized, Compaq provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or the incentive is offered. When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. Shipping and handling costs are included in cost of goods sold.

     In the Compaq Global Services segment, revenue from fixed price, long-term contracts is generally recognized over the contract term using the percentage-of-completion method. Such revenue may be earned from information system consulting, technical and application design services, systems integration, Internet and network architecture and project management services. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Revenue in excess of billings on service contracts is recorded as unbilled receivables and is included in trade accounts receivable. Billings in excess of revenue recognized on service contracts are recorded as deferred income until revenue recognition criteria are met. Revenue earned from customer support, which primarily includes maintenance contracts with terms ranging from one to three years, is recognized ratably over the contractual period or as the services are performed.

     In certain instances, Compaq sells hardware together with maintenance contracts. Revenue is recognized for the hardware in accordance with the terms of the sales contract, which is generally when the product is shipped. Revenue related to maintenance contracts is deferred and recognized ratably over the life of the contract. The revenue recognized per element is determined by allocating the total sales price to each element, based on their relative fair values.

Financing transactions. Compaq offers customer financing to assist customers in their acquisition of Compaq's products. At the time a financing transaction is consummated, which qualifies as either a sales-type or direct financing lease, Compaq records the total lease receivable net of unearned income and the estimated residual value of the equipment. The non-current portion of lease receivables and the residual value, net of unearned income, are included in long-term other assets. Unearned income is recognized as finance income using the interest method over the term of the lease. Leases not qualifying as either sales-type or direct financing leases are accounted for as operating leases. The underlying equipment is depreciated on a straight-line basis over the initial term of the operating lease to its estimated residual value.

Advertising costs. Advertising costs are charged to operations when incurred. Advertising expenses for 2001, 2000 and 1999 were $357 million, $370 million and $385 million, respectively.

Foreign currency. Compaq's foreign subsidiaries predominately have the U.S. dollar designated as their functional currency. Financial statements of these foreign subsidiaries are remeasured to U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets and related elements of expense. Revenue and other expense elements are remeasured at rates that approximate the rates in effect on the transaction dates. Remeasurement gains and losses are included in other income and expense. Certain foreign subsidiaries designate the local currency as their functional currency and related cumulative translation adjustments are included as a component of accumulated other comprehensive income.

Income taxes. The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Compaq records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Earnings per common share. Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period. Diluted loss per common share for 2001 is based only on the weighted average number of common shares outstanding during the period as the inclusion of 16 million common share equivalents would have been antidilutive. Incremental shares of 40 million in 2000 were used in the calculation of diluted earnings per common share. Stock options to purchase 231 million, 107 million and 66 million shares of common stock in 2001, 2000 and 1999, respectively, were outstanding but not included in the computation of diluted earnings (loss) per common share because the option exercise price was greater than the average market price of the common shares. For the year ended December 31, 1999, net income used in the calculation of earnings per common share was adjusted to include a $22 million gain on redemption of Digital Equipment Corporation ("Digital") preferred stock.

Stock-based compensation. Compaq measures compensation expense for its stock-based employee compensation plans using the intrinsic value method, and has provided in Note 9 the pro forma disclosure of the effect on net income
(loss) and earnings (loss) per common share as if the fair value based method had been applied in measuring compensation expense.

Derivative financial instruments. Compaq recognizes all derivative financial instruments as assets and liabilities and measures them at fair value. For derivative financial instruments that are designated and qualify as a cash flow hedge, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income, net of tax, and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized currently in earnings. Changes in the fair value of derivatives that do not qualify for hedge treatment are recognized currently in earnings.

Comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders' equity, net of tax. Compaq's other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, cash flow hedge adjustments, foreign currency translation adjustments and adjustments made to recognize additional minimum liabilities associated with Compaq's defined benefit pension plans. Amounts relating to realized investment gains and losses and investment impairment charges are reclassified from other comprehensive income as they are included in net income.

Segment data. Compaq reports segment data based on the management approach which designates the internal reporting that is used by Compaq for making operating decisions and assessing performance as the source of Compaq's reportable operating segments. Compaq also discloses information about products and services, geographic areas and major customers.

Recent pronouncements. In June 2001, the Financial Accounting Standards Board issued FAS 142, Goodwill and Other Intangible Assets. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of FAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, Compaq is required to adopt FAS 142 effective January 1, 2002. Application of the non-amortization provisions of FAS 142 for goodwill is expected to result in an increase in operating income of approximately $30 million in 2002. Changes in the estimated useful lives of intangible assets are not expected to result in a material effect on net income in 2002. At December 31, 2001, Compaq had goodwill of approximately $240 million. Pursuant to FAS 142, Compaq will test its goodwill for impairment upon adoption and, if impairment is indicated, record such impairment as a cumulative effect of an accounting change. Compaq is currently evaluating the effect that the adoption may have on its consolidated results of operation and financial position.

Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2. Accounting Changes

     Effective January 1, 2001, Compaq adopted Emerging Issues Task Force Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products, ("EITF 01-9"), which was issued by the EITF in November 2001. Compaq's adoption of EITF 01-9 resulted in a change in method of accounting for certain sales incentive offerings. Historically, Compaq recognized certain incentives at the time an obligation was incurred, which generally occurred upon completion of qualifying sales transactions by Compaq's direct or indirect customers. EITF 01-9 requires such discounts to be recognized at the later of the date the sales incentive is offered or the date at which the related revenue is recognized. Compaq recognized a cumulative effect of an accounting change of $341 million ($222 million, net of tax). Also in accordance with EITF 01-9, Compaq reclassified certain customer financing costs from interest expense to net revenue. Compaq has adjusted its results for the first three quarters of the year ended December 31, 2001 as reflected in the Selected Quarterly Financial Data on page 68, and reclassified charges related to certain customer financing costs to conform to the new method for all periods presented. Pro forma results for prior years are not disclosed due to immateriality.

     Effective January 1, 2001, Compaq adopted FAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes a new standard for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The effect of the adoption did not have a material impact on Compaq's results of operations or consolidated financial position in 2001.

     Effective January 1, 2000, Compaq adopted Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended ("SAB 101"), issued by the SEC in December 1999. Compaq's adoption of SAB 101 resulted in a change in method of accounting for certain revenue product shipments. The cumulative effect of this accounting change was $38 million ($26 million, net of tax). The accounting change did not have a material effect on revenue or quarterly earnings during 2000. Pro forma results for prior years are not disclosed due to immateriality.

Note 3. Recent Developments, Acquisitions and Divestitures

     On September 3, 2001, Compaq and Hewlett-Packard Company ("HP") announced that a definitive merger agreement was unanimously approved by both Boards of Directors, subject to, among other conditions, regulatory approval and affirmative stockholders' vote by both companies. Under the terms of the agreement dated as of September 4, 2001, Compaq stockholders will receive 0.6325 of a newly issued HP share for each outstanding share of Compaq common stock. The transaction will be accounted for as a purchase. Subject to regulatory and stockholder approvals, which Compaq and HP are in the process of seeking, and other customary closing conditions, the transaction is expected to close in the first half of 2002. Compaq believes that the planned merger will obtain HP stockholder approval and ultimately be consummated; however, the outcome is presently uncertain.

     In February 2000, Compaq acquired certain configuration and distribution assets of Inacom, a provider of information technology services and products, for approximately $370 million in cash and the assumption of certain related liabilities. This acquisition was accounted for as a purchase. The estimated purchase price was allocated to the assets acquired and liabilities assumed, including goodwill of $230 million which is being amortized on a straight-line basis over a period of ten years. Pro forma statements of operations reflecting this acquisition are not shown as such disclosure is not material.

     In August 1999, Compaq sold an 81.5 percent equity interest in AltaVista for approximately 38 million CMGI common shares, CMGI preferred shares convertible into 3.6 million CMGI common shares and a $220 million three-year note receivable convertible into CMGI common stock. In October 1999, CMGI converted the CMGI preferred shares held by Compaq into 3.6 million CMGI common shares. All CMGI common shares acquired by Compaq in this transaction carried certain restrictions whereby Compaq could not sell more than 50 percent (20.8 million) of such shares prior to August 2001. Total consideration received from CMGI was valued at $1.8 billion. After adjusting for the net assets sold and for the expenses associated with the divestiture, Compaq realized a gain of approximately $1.2 billion ($670 million, net of tax). During 2001, Compaq received $75 million cash and other consideration in exchange for the note receivable. All CMGI share information reflects CMGI's two-for-one stock split, effective January 2000.

     In April 1999, Compaq acquired Zip2 for an aggregate purchase price of $341 million consisting of $307 million in cash, the issuance of employee stock options to purchase AltaVista stock with a fair value of $28 million and other acquisition costs. In February 1999, Compaq acquired SDC for an aggregate purchase price of $257 million consisting of $219 million in cash, the issuance of employee stock options to purchase Compaq stock with a fair value of $32 million and other acquisition costs. These transactions were accounted for as purchases.

Note 4. Certain Balance Sheet Components

     Compaq's trade accounts receivable are shown net of allowance for doubtful accounts of $230 million and $211 million at December 31, 2001 and 2000, respectively. Other current assets include deferred tax assets of $1.3 billion and $1.7 billion at December 31, 2001 and 2000, respectively. The net investment in lease receivables consisted of the following:

December 31 (In millions)                         2001               2000
================================================================================
Minimum lease payment receivable                 $ 2,501            $ 1,868
Unguaranteed residual values                         196                122
Initial direct costs                                  31                 21
Allowance                                            (53)               (27)
Unearned income                                     (274)              (217)
                                            ------------------------------------
                                                 $ 2,401            $ 1,767
                                            ------------------------------------

     Contractual maturities of Compaq's lease receivables at December 31, 2001 were $1.1 billion in 2002, $821 million in 2003, $454 million in 2004, $89 million in 2005 and $37 million in 2006. Compaq also leases its products to customers under operating leases. Minimum future rentals to be received under operating leases at December 31, 2001 were $360 million in 2002, $150 million in 2003 and $17 million in 2004.

Inventories consisted of the following:

December 31 (In millions)                          2001               2000
================================================================================
Raw material                                      $   298           $   540
Work-in-progress                                      172               298
Finished goods                                        932             1,323
                                             -----------------------------------
                                                  $ 1,402           $ 2,161
                                             -----------------------------------

     Property, plant and equipment consisted of the following:

December 31 (In millions)                            2001            2000
================================================================================
Land                                                 $   356         $   342
Buildings and leasehold improvements                   1,594           1,493
Machinery and equipment                                3,667           3,786
Equipment leased to third parties                      1,215           1,166
Construction-in-process                                  266             261
                                               ---------------------------------
                                                       7,098           7,048
Less:   Accumulated depreciation                      (3,899)         (3,617)
                                               ---------------------------------
                                                     $ 3,199         $ 3,431
                                               ---------------------------------

     Depreciation expense totaled $1.0 billion, $1.1 billion and $839 million in 2001, 2000 and 1999, respectively. Accumulated depreciation related to equipment leased to third parties was $590 million and $422 million at December 31, 2001 and 2000, respectively.

     Other non-current assets consisted of the following:

December 31 (In millions)                            2001            2000
================================================================================
Intangible assets                                     $2,632          $2,637
Deferred income taxes                                  2,714           1,604
Lease receivable                                       1,645           1,067
Other assets                                           1,202           1,829
                                               --------------------------------
                                                       8,193           7,137
Less:   Accumulated amortization                        (981)           (823)
                                               --------------------------------
                                                      $7,212          $6,314
                                               --------------------------------

     Amortization expense related to intangible assets totaled $341 million, $313 million and $563 million in 2001, 2000 and 1999, respectively. The cost basis and fair value of Compaq's available-for-sale securities at December 31, 2001 was $61 million and $99 million, respectively. Gross unrealized gains related to these investments at December 31, 2001 were $39 million ($25 million, net of tax). At December 31, 2000, the cost basis and fair value of available-for-sale securities was $350 million and $461 million, respectively, and the gross unrealized gains and gross unrealized losses related to these investments at December 31, 2000 were $132 million ($86 million, net of tax) and $21 million ($14 million, net of tax), respectively.

     Other current liabilities consisted of the following:

December 31 (In millions)                            2001            2000
================================================================================
Salaries, wages and related items                    $   591         $   922
Income taxes payable                                     473             769
Accrued warranties                                       861             938
Other accrued liabilities                              2,454           2,887
                                               ---------------------------------
                                                     $ 4,379         $ 5,516
                                               ---------------------------------

Note 5.  Borrowings

     Compaq has a $1.75 billion revolving credit facility that expires in September 2002 and a $2.0 billion facility that expires in October 2002. The facilities bear interest at LIBOR plus 0.625 percent and LIBOR plus 0.325 percent, respectively. There were no borrowings outstanding under these facilities at December 31, 2001 and 2000. Compaq operates two short-term commercial paper programs authorized for a total of $4.7 billion. These programs are supported by the $1.75 billion and $2.0 billion credit facilities. Outstanding commercial paper reduces available borrowings under these credit facilities. At December 31, 2001 and 2000, Compaq had $1.2 billion and $636 million, respectively, in commercial paper outstanding under the programs, with a weighted average interest rate of 3.0 percent and 7.5 percent, respectively. The carrying amount of the borrowings under the commercial paper programs approximates their fair value. Additionally, Compaq maintains various lines of credit, totaling $537 million, of which $75 million was outstanding at December 31, 2001. There were no outstanding borrowings against these lines at December 31, 2000.

     In May 2000, Compaq registered $2.0 billion of debt securities. Compaq had the following debt securities outstanding under its effective registration statement as of December 31, 2001:

          Date              Amount          Interest Rate           Interest Payable              Maturity Date
     ----------------    --------------     --------------    -----------------------------    ---------------------
       August 2000       $300 million           7.65%           February 1 and August 1           August 1, 2005
       August 2000       $275 million           7.45%           February 1 and August 1           August 1, 2002


     In February 2001, Compaq established under its effective registration statement a $1.4 billion medium-term notes program for issuance of debt securities due nine months or more from date of issue. Compaq had the following debt securities outstanding under its medium-term notes program as of December 31, 2001:

          Date              Amount          Interest Rate           Interest Payable              Maturity Date
     ----------------   ---------------     --------------    -----------------------------    ---------------------
        May 2001         $300 million           6.2%             May 15 and November 15            May 15, 2003

     The fair value of these securities approximates carrying value at December 31, 2001. The net proceeds from the sale of these senior unsecured debt securities were used for general corporate purposes including investments in Compaq's financing services, capital expenditures and repayment of outstanding indebtedness (including commercial paper issued for working capital purposes). At December 31, 2001, Compaq had the capacity to issue an additional $1.1 billion under its medium-term notes program.

     At December 31, 2001, borrowings included $1.2 billion in commercial paper and $275 million in debt securities maturing August 1, 2002. At December 31, 2000, borrowings principally included commercial paper.

Note 6. Other Income and Expense

         Other (income) expense consisted of the following:

Year ended December 31 (In millions)     2001          2000           1999
================================================================================
Investment (income) loss, net        $    438      $  1,568       $    (67)
Interest and dividend income             (232)         (276)          (196)
Interest expense                          113           112            133
Other expense, net                        147            99            158
Gain on sale of businesses                 --            --         (1,182)
                                    --------------------------------------------
                                     $    466      $  1,503       $ (1,154)
                                    --------------------------------------------

     Other income and expense for 2001 included investment losses of $438 million resulting from an other than temporary decline in the value of Compaq's investment portfolio, including a write-down in Compaq's investment in CMGI and related assets, net of investment gains. Investment gains and interest income of $61 million in 2001 resulted primarily from the sale of an investment in a limited liability corporation. Net investment losses in 2000 included impairment charges of $1.8 billion due primarily to Compaq's investment in CMGI, a $252 million realized gain on the sale of available-for-sale securities and a $77 million loss from investments accounted for under the equity method. Proceeds associated with the sale of available-for-sale securities were $121 million and $264 million in 2001 and 2000, respectively.

Note 7.  Provision for Income Taxes

     The components of income (loss) before provision for income taxes were as follows:

Year ended December 31 (In millions)                 2001          2000           1999
===========================================================================================
United States                                       $ (887)       $ 200          $  94
Foreign                                                114          675            840
                                              ---------------------------------------------
     Income (loss) before income taxes              $ (773)       $ 875          $ 934
                                              ---------------------------------------------

     The provisions for income taxes charged to operations were as follows:

Year ended December 31 (In millions)                2001            2000             1999
===============================================================================================
Current tax expense (benefit)
   United States Federal                           $ (148)         $ (91)           $   1
   State and local                                     20              5               11
   Foreign                                            323            353              460
                                              -------------------------------------------------
      Total current                                   195            267              472
                                              -------------------------------------------------

Deferred tax expense (benefit)
   United States Federal                             (418)           (91)              47
   State and local                                    (25)            (2)              43
   Foreign                                             38            106             (197)
                                              -------------------------------------------------
      Total deferred                                 (405)            13             (107)
                                              -------------------------------------------------
      Total provision                              $ (210)         $ 280            $ 365
                                              -------------------------------------------------

     The reasons for the differences between income tax expense and amounts calculated using the United States statutory rate of 35 percent were as follows:

Year ended December 31 (In millions)                                      2001            2000            1999
====================================================================================================================
Tax expense (benefit) at United States statutory rate                   $ (270)          $ 306           $ 327
Foreign tax effect, net                                                    (76)             --             (31)
Valuation allowance on investment write-down                               130              --              --
Disposition of businesses                                                   --              --              77
Recovery of operating subsidiary stock basis                                --              (61)            --
Other, net                                                                   6              35              (8)
                                                                   -------------------------------------------------
       Total provision                                                  $ (210)          $ 280           $ 365
                                                                   -------------------------------------------------

     Compaq's 2001 effective tax rate was a 27 percent benefit, due primarily to the tax effect of the write-down of its investment portfolio during 2001, partially offset by a reduction in foreign tax expense and the benefit of certain foreign losses. This write-down could result in future capital losses that are not expected to result in a corresponding tax benefit as Compaq does not expect to generate future capital gains sufficient to offset all potential future capital losses. Compaq has recognized benefits in prior years from a Singapore tax holiday for manufacturing operations. The Singapore tax holiday for manufacturing operations expired in August 2001; the ongoing Singapore manufacturing operations are, therefore, not expected to affect Compaq's effective tax rate in the future.

     Compaq's 2000 effective tax rate was primarily affected by the recovery of tax basis in the stock of Microcom, Inc., a former operating subsidiary which was acquired in 1997. In addition, Compaq decreased the level of activity of its Singaporean manufacturing subsidiary which, when considered with other foreign effects, reduced the beneficial foreign tax effect as had occurred in previous years.

     Compaq's 1999 effective tax rate was primarily affected by benefits from its Singaporean manufacturing subsidiary's tax holiday and by incremental taxes resulting from the disposition of AltaVista.

     Compaq's valuation allowance increased by $130 million during 2001 by a direct charge to tax expense as a result of the investment write-downs that are not expected to result in a corresponding tax benefit. The valuation allowance was reduced by $54 million during 2001, $95 million during 2000 and $152 million during 1999 as a result of tax loss and credit carryforward expirations.

     At December 31, 2001, Compaq had a deferred tax asset of $774 million related to net operating loss carryforwards which, if not utilized, will generally expire between 2002 and 2021 and credit carryforwards of approximately $773 million which, if not utilized, will generally expire between 2002 and 2016. United States tax laws limit the annual utilization of tax loss and credit carryforwards of acquired entities. These limitations should not materially affect the utilization of the tax carryforwards. Compaq had a valuation allowance of $380 million as of December 31, 2001 against the net operating loss and credit carryforwards as well as a valuation allowance of $130 million against certain investment write-downs. Compaq has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event Compaq were to determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

     Compaq has determined that the undistributed earnings of certain foreign subsidiaries will be permanently reinvested. As a result of these determinations, no incremental tax is reflected for the earnings of Compaq's Singaporean manufacturing subsidiary or for the earnings of certain other foreign subsidiaries. These earnings could become subject to incremental foreign withholding, Federal and state income tax if they were actually or deemed to be remitted to the United States. Compaq estimates an additional tax provision of approximately $2.1 billion would be required if the full amount of approximately $6.0 billion in accumulated earnings were actually or deemed distributed to the United States.

     Deferred tax assets (liabilities) were as follows:

  December 31 (In millions)                            2001           2000
  ------------------------------------------------------------------------------
  Loss carryforwards                                 $  774         $  379
  Credit carryforwards                                  773          1,109
  Accrued liabilities                                   767            748
  Tax versus financial reporting year-end                --            446
  Capitalized research and development costs            684            349
  Receivable allowances                                 134            278
  Inventory adjustments                                 459            347
  Equity investments                                    575             --
  Other                                                 712            514
                                                 -------------------------------
      Gross deferred tax assets                       4,878          4,170
                                                 -------------------------------
  Equity investments                                     --            (46)
  Intangible assets                                    (241)          (333)
  Other                                                (234)           (87)
                                                 -------------------------------
      Gross deferred tax liabilities                   (475)          (466)
                                                 -------------------------------
  Deferred tax asset valuation allowance               (510)          (434)
                                                 -------------------------------
     Total deferred tax asset                       $ 3,893        $ 3,270
                                                 -------------------------------

Note 8. Employee Stock Plans

     Compaq maintains various stock plans for its employees. Options to employees are generally granted at the fair market value of the common stock at the date of grant and generally vest over two to five years. Options granted to employees under Compaq's stock option plans must be exercised no later than ten years from the date of grant. The vesting period and option life for grants to employees are at the discretion of the Board of Directors ("Board").

     Compaq also maintains plans under which it offers stock options to non-employee directors. Pursuant to the terms of the plans under which directors are eligible to receive options, each non-employee director is entitled to receive options to purchase common stock upon initial appointment to the Board (initial grants) and upon subsequent reelection to the Board (annual grants). Initial grants are exercisable during the period beginning one year after initial appointment to the Board and ending ten years after the date of grant. Annual grants vest over one year and are exercisable thereafter until the tenth anniversary of the date of grant. Both initial grants and annual grants have an exercise price equal to the fair market value of Compaq's common stock on the date of grant. Additionally, directors may elect to receive stock options in lieu of all or a portion of the annual retainer to be earned. Such options are granted at 50 percent of the price of Compaq's common stock at the date of grant and are exercisable during the period beginning one year after the grant date and ending ten years after the grant date. The expense resulting from options granted at 50 percent of the price of Compaq's common stock at the grant date is charged to operations over the vesting period.

     Compaq had approximately 2 million shares of restricted stock outstanding at December 31, 2001. Compaq records unearned compensation equal to the market value of the restricted shares on the date of grant and charges the unearned compensation to expense over the vesting period.

     At December 31, 2001, there were 400 million shares of common stock reserved for issuance under all of Compaq's stock option plans. For all plans, options of 129 million, 107 million and 101 million shares were exercisable at December 31, 2001, 2000 and 1999 with a weighted average exercise price of $22.24, $20.16 and $16.13, respectively. There were 74 million, 31 million and 123 million shares available for grant under the plans at December 31, 2001, 2000 and 1999, respectively.

     The following table summarizes stock option activity for each of the three years ended December 31:

                                                             Shares                                 Weighted Average
                                                           In Millions         Price Per Share      Price Per Share
  ------------------------------------------------------------------------------------------------------------------
  Options outstanding, December 31, 1998                          157                               $    16.37
     Options granted                                              118       $  3.36   -  $ 47.63         31.42
     Options lapsed or canceled                                   (24)                                   28.18
     Options exercised                                            (17)      $  1.30   -  $ 39.23          9.66
                                                       --------------------                      -------------------
  Options outstanding, December 31, 1999                          234                                    23.37
     Options granted                                              119       $ 15.04   -  $ 34.08         22.74
     Options lapsed or canceled                                   (30)                                   29.99
     Options exercised                                            (23)      $  1.58   -  $ 31.25         10.40
                                                       --------------------                      -------------------
  Options outstanding, December 31, 2000                          300                                    23.45
     Options granted                                               68       $  8.31   -  $ 23.71         10.33
     Options lapsed or canceled                                   (31)                                   26.47
     Options exercised                                            (11)      $  1.58   -  $ 23.81          6.49
                                                       --------------------                      -------------------
  Options outstanding, December 31, 2001                          326                               $    21.02
                                                       --------------------                      -------------------

     The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2001:

                                          Options Outstanding                           Options Exercisable
                             ----------------------------------------------     ------------------------------------
                                               Weighted        Weighted                              Weighted
                                                Average        Average                               Average
         Ranges of               Shares        Remaining       Exercise             Shares           Exercise
      Exercise Prices         In Millions    Life in Years      Price            In Millions          Price
--------------------------------------------------------------------------------------------------------------------
          under $5.00                9             1.3         $   3.92                 9            $   3.52
        5.01 to 10.00               80             8.4             9.57                17                8.81
       10.01 to 15.00                7             4.9            12.32                 6               12.53
       15.01 to 20.00               71             8.0            17.66                28               17.11
       20.01 to 25.00               19             6.7            23.21                12               23.24
       25.01 to 30.00              107             7.6            26.53                34               26.36
          over $30.00               33             6.6            42.96                23               42.30
                             ----------------------------------------------     ------------------------------------
                                   326             7.5         $  21.02               129            $  22.24
                             ----------------------------------------------     ------------------------------------

     In April 1999, Compaq's stockholders approved the Compaq Employee Stock Purchase Plan ("ESPP"), which became effective in April 2000. Most employees are eligible to participate. Employees who choose to participate are granted an option to purchase common stock at 85 percent of market value on the first or last day of the six-month purchase period, whichever is lower. The ESPP authorizes the issuance, and the purchase by employees, of up to 25 million shares of common stock through payroll deductions. No employee is allowed to buy more than $25,000 of common stock in any year, based on the market value of the common stock at the beginning of the purchase period. During 2001, employees purchased approximately 14 million shares for approximately $144 million under the ESPP. During 2000, employees purchased approximately 2 million shares for approximately $61 million. At December 31, 2001, there were approximately 8 million shares available for future purchases under the ESPP.

     The weighted average fair value per share of options granted during 2001, 2000 and 1999 was $5.55, $11.80 and $13.22, respectively. The weighted average fair value per share of options granted under the ESPP during 2001 and 2000 was $3.19 and $8.62, respectively. The fair value for these options was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                      Stock Options                                  ESPP
                                        -------------------------------------------       ---------------------------
  Year ended December 31                    2001          2000           1999                 2001          2000
=====================================================================================================================
  Expected life (in years)                   7               6            5                    0.5            0.5
  Risk-free interest rate                     5.3%         5.0%          5.5%                  1.8%           6.3%
  Volatility                                 55.2%        49.7%         39.8%                 65.0%          55.9%
  Dividend yield                              1.0%         0.4%          0.3%                  1.0%           0.4%

     The table that follows summarizes the pro forma effect on net income (loss) in the year presented if the fair values of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. The following pro forma effect on net income (loss) for the years presented is not representative of the pro forma effect on net income
(loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

  Year ended December 31 (In millions, except per share amounts)         2001            2000             1999
===================================================================================================================
  Income (loss) before income taxes:
     As reported                                                     $     (773)      $      875      $      934
     Pro forma                                                           (1,529)             293             623
  Net income (loss):
     As reported                                                     $     (785)      $      569      $      569
     Pro forma                                                           (1,336)             191             367
  Diluted earnings (loss) per share before cumulative effect:
     As reported                                                     $    (0.34)      $     0.34      $     0.34
     Pro forma                                                            (0.87)            0.11            0.23

Note 9. Stockholders' Equity

     Total dividends declared in 2001, 2000 and 1999 were $169 million ($0.10 per share), $170 million ($0.10 per share) and $144 million ($0.085 per share), respectively.

     During 1998, a systematic common stock repurchase program was authorized by the Board and implemented by Compaq. Compaq repurchased approximately 10 million shares during 2000, for a cost of approximately $303 million under this program. The program was implemented to reduce the dilutive impact of common shares issued under Compaq's equity incentive plans. On December 1, 2000, the Board authorized a program for the repurchase of up to $1 billion of Compaq common shares. The systematic repurchase program initiated in 1998 has been suspended while this program is in effect. During 2001, total shares repurchased under the new plan were 9 million, for a cost of approximately $118 million. During 2000, total shares repurchased under the new plan were 22 million, for a cost of approximately $370 million. Compaq accounts for treasury stock using the cost method.

     In April 1999, Compaq redeemed the four million outstanding shares of the Digital Series A 8-7/8 percent Cumulative Preferred Stock, par value $1.00 per share. The redemption price was $400 million, plus accrued and unpaid dividends of $9 million. Compaq realized a gain of $22 million on the redemption that was recorded directly to retained earnings.

     In connection with the announced proposed merger of Compaq and HP, on September 3, 2001, the Board adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of Compaq common stock to stockholders of record as of the close of business on September 17, 2001. Each right entitles the registered holder to purchase from Compaq a unit consisting of one one-thousandth of a share of Compaq's Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $70.00 per unit, subject to adjustment. The rights expire on September 3, 2011 unless such date is extended or the rights are earlier redeemed or exchanged by Compaq.

Note 10. Pension and Other Benefit Programs

     Compaq sponsors a number of defined benefit and other postretirement employee benefit plans ("OPEB Plans"). Benefits under the defined benefit pension plans are generally based on pay and service. In the United States, the defined benefit plan is a cash balance plan, under which the benefit is usually paid as a lump sum.

     Compaq's accumulated other comprehensive loss related to additional minimum pension liability as of December 31, 2001 and 2000 was $191 million ($124 million, net of tax) and $17 million ($11 million, net of tax), respectively, for plans where the accumulated benefit obligation exceeded the fair market value of assets.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for which the accumulated benefit obligations exceed plan assets approximated $1.3 billion, $1.1 billion and $809 million, respectively, for the year ended December 31, 2001, and $401 million, $324 million and $154 million, respectively, for the year ended December 31, 2000. The measurement dates of the plans were October 31, 2001 and 2000.

  Information regarding Compaq's defined benefit and OPEB Plans was as follows:

                                                  Year Ended December 31, 2001         Year Ended December 31, 2000
                                                  ----------------------------         ----------------------------
                                               Defined Benefit Pension   OPEB Plans    Defined Benefit       OPEB Plans
                                               -----------------------   ----------    ---------------       ----------
                                                        Plans                            Pension Plans
                                                        -----                            -------------
(In millions, except assumptions)                   U.S.     Foreign       (1)         U.S.      Foreign       (1)
---------------------------------------------- ------------ ----------- ----------- ----------- ----------- -----------
Change in benefit obligation
  Benefit obligation at beginning of year          $1,941     $1,767     $  338        $2,085    $ 1,728     $  344
  Service cost                                         36         62          4            40         66          6
  Interest cost                                       148         96         26           147         94         25
  Plan amendments                                      --        (62)       (25)           --          3         --
  Actuarial (gain) loss                               (69)        88         64          (127)       144        (11)
  Curtailment gain                                     --         (6)        --            --         (7)        --
  Benefits paid                                      (103)       (63)       (33)         (204)       (70)       (30)
  Currency loss                                        --        (75)        --            --       (172)        (1)
  Other                                                --         13          6            --        (19)         5
                                               ------------ ----------- ----------- ----------- ----------- -----------
    Projected benefit obligation at end of
     year                                           1,953      1,820        380         1,941      1,767        338
                                               ------------ ----------- ----------- ----------- ----------- -----------
Change in plan assets
  Fair value of plan assets at beginning of
   year                                             2,344      1,834         --         2,371      1,827         --
  Actual return on plan assets                       (286)      (266)        --           174        233         --
  Employer contributions                                3         49         27             3         28         25
  Benefits paid                                      (103)       (63)       (33)         (204)       (70)       (30)
  Currency loss                                        --        (69)        --            --       (161)        --
  Other                                                --         10          6            --        (23)         5
                                               ------------ ----------- ----------- ----------- ----------- -----------
    Fair value of plan assets at end of year        1,958      1,495         --         2,344      1,834         --
                                               ------------ ----------- ----------- ----------- ----------- -----------
Funded status                                          5        (325)      (380)          403         67       (338)
Unrecognized net actuarial (gain) loss                238        547         48          (179)        82        (22)
Unrecognized prior service cost                        --        (21)       (22)           --         50          3
                                               ------------ ----------- ----------- ----------- ----------- -----------
  Prepaid (accrued) benefit cost                      243        201       (354)          224        199       (357)
  Contributions after measurement date                 --          8         --            --          8         --
                                               ------------ ----------- ----------- ----------- ----------- -----------
    Prepaid (accrued) benefit cost                 $  243     $  209     $ (354)       $  224    $   207     $ (357)
                                               ------------ ----------- ----------- ----------- ----------- -----------
Amounts included in the Consolidated Balance
 Sheet are composed of:
  Prepaid benefit cost                             $  249     $  305     $    -        $  230    $   344     $   --
  Accrued benefit liability                            (6)      (308)      (354)           (6)      (170)      (357)
  Other assets                                         --         21         --            --         16         --
  Accumulated other comprehensive loss                 --        191         --            --         17         --
                                               ------------ ----------- ----------- ----------- ----------- -----------
    Net amount recognized                          $  243     $  209     $ (354)       $  224    $   207     $ (357)
                                               ------------ ----------- ----------- ----------- ----------- -----------
Weighted average assumptions as of October 31
  Discount rate                                      7.50%      5.55%      7.50%         8.00%      5.75%      8.00%
  Expected return on plan assets                     9.00%      7.30%       N/A          9.00%      7.35%       N/A
  Rate of compensation increase                      4.50%      3.50%       N/A          4.50%      3.60%       N/A
  Healthcare cost trend rate, current year            N/A        N/A      10.00%          N/A        N/A       5.50%
  Healthcare cost trend rate, ultimate year           N/A        N/A       5.00%          N/A        N/A       5.00%
  Trend rate decreases to the ultimate rate
   in the year                                        N/A        N/A       2006           N/A        N/A       2001
Components of net periodic benefit cost
  Service cost                                        $36     $   62     $    4        $   40    $    66     $    6
  Interest cost                                       148         96         26           147         94         25
  Expected return on plan assets                     (201)      (123)        --          (199)      (125)        --
  Settlement/curtailment gain                          --         --         --           (17)        (3)        --
  Other                                                --          6          1            --          9          1
                                               ------------ ----------- ----------- ----------- ----------- -----------
    Net periodic pension cost                      $  (17)    $   41     $   31        $  (29)   $    41     $   32
                                               ------------ ----------- ----------- ----------- ----------- -----------

(1)The OPEB Plans are consolidated to include both United States and foreign results as foreign results are not material for separate disclosure.

     Assumed healthcare cost trend rates could have an effect on the amounts reported for the healthcare plans. A one-percentage point increase in rates would result in an increase of $3 million in the total service and interest costs components and a $30 million increase in the postretirement benefit obligation. Conversely, a one-percentage point decrease in rates would result in a decrease of $3 million in total service and interest costs and a $26 million decrease in the postretirement benefit obligation.

     Compaq has defined contribution plans under which Compaq makes matching contributions based on employee contributions. These plans are intended to qualify as deferred compensation plans under Section 401(k) of the Internal Revenue Code of 1986. Contributions are invested at the direction of the employee in one or more funds, including a fund that consists of common stock of Compaq. Amounts charged to expense were $141 million, $138 million and $121 million in 2001, 2000 and 1999, respectively.

     Compaq has an incentive compensation plan for the majority of its employees. Payments under the plan are based on a uniform percentage of employees' base pay as determined by a matrix using financial performance as defined by the plan and customer satisfaction results. Payments are made semiannually. For the year ended December 31, 2001, no amount was charged to expense. Amounts charged to expense were $106 million and $26 million in 2000 and 1999, respectively.

Note 11. Segment Data

     Segment results reflect changes made during 2001 in the organization of Compaq's businesses and its expense allocation methodology. Compaq has combined its commercial personal computing business with its consumer business to form the Access segment. In addition, the results of Compaq's financing business, which were previously reflected in the Other segment category, were included in the Compaq Global Services segment in 2001. Further, Compaq allocated certain shared expenses that were previously reported in unallocated corporate expenses, such as information management, facilities and marketing costs, to the segments during 2001. The effect of this change in expense allocation was to lower segment operating profit by the amount of the allocated costs. Financial data for prior periods has been restated to conform to the current presentation. Compaq has three reportable segments: Enterprise Computing, Access and Compaq Global Services.

     Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunications products and solutions for enterprise customers worldwide. The Enterprise Computing segment consists of three global business units: Industry Standard Servers, Business Critical Solutions and Enterprise Storage. Industry Standard Servers designs and manufactures industry-standard ProLiant servers, which are building blocks for information technology infrastructures, and integrates these with software and services to provide information technology solutions for companies of all sizes. Business Critical Solutions provides NonStop Himalaya and high performance AlphaServer systems with Tru64 UNIX, OpenVMS and Linux operating systems for solutions that deliver the highest levels of availability, performance, scale and manageability for the telecommunications, financial services, high performance technical computing and other business-critical market segments. Enterprise Storage provides global storage solutions through the development and delivery of StorageWorks by Compaq storage area networks, automated backup solutions, network attached storage and a complete suite of SANworks by Compaq storage management solutions.

     The Access segment delivers products and solutions designed to provide home and business users with anytime, anywhere access to information, communication and entertainment. For the business customer, the Access segment offers a broad range of innovative commercial computing devices, services and solutions. These include desktop, notebook, workstation and thin client products marketed under the Evo, DeskPro, Armada and other brands, as well as a full line of Compaq branded monitor and networking products - all designed to help customers simplify their business computing environments. For the consumer customer, the Access segment offers a wide range of innovative products and technologies that all work together to help the home or home office user simplify their life, connect their world and have fun. These include Presario branded desktop and notebook Internet PCs and a line of monitors and printers sold under the Compaq brand. In addition, the Access segment offers an innovative line of personal devices and solutions marketed under the iPAQ brand, targeting the convergence of business and home computing. These include handhelds, such as the award-winning iPAQ Pocket PC, as well as personal entertainment and communications products, home networking products, desktop computers, microportable projectors and Internet access appliances. Internet access appliances are devices used to access the Internet.

     The Compaq Global Services segment consists of four global business units:
Customer Support, Systems Integration, Managed Services and Financial Services. Customer Support offerings include lifecycle support services, business-critical services and high availability support services for multi-vendor, multi-technology hardware and software products. Customer Support also manages and delivers warranty support to its customers through its own service organization, as well as through full-service resellers and independent service companies. Systems Integration offerings include end-to-end information systems consulting, technical and application design services, systems integration, Internet and network architecture, project management services and e-business solutions. Managed Services offerings include outsourcing and resource management services, as well as business continuity and recovery services. Financial Services offerings include customized enterprise financing solutions that encompass computers, networks and technology upgrades, as well as asset management services for large and multi-national business customers. Financial Services also offers an array of specialized financial services to small and medium-sized businesses and the consumer, educational and government marketplaces.

     The accounting policies of the segments are the same as those used in the preparation of Compaq's consolidated financial statements. Compaq evaluates the performance of its operating segments based on segment operating income, which includes sales and marketing expenses, research and development costs and other overhead charges directly attributable to the operating segment. Certain expenses, which are managed outside of the operating segments, are excluded. These consist primarily of corporate expenses, other income and expense items, and other non-recurring charges such as restructuring and related activities. Corporate expenses consist primarily of general and administrative expenses that are separately managed. Compaq does not include inter-segment transfers for management reporting purposes. Asset information by operating segment is not reported since Compaq does not identify assets by segment.

         Summary financial data by business segment follows:

(In millions)                                                                2001          2000           1999
--------------------------------------------------------------------------------------------------------------------
Enterprise Computing
        Revenue                                                             $10,699      $  14,253      $  12,947
        Operating income                                                        163          1,656            674
Access
        Revenue                                                              15,193         20,624         18,128
        Operating income (loss)                                                (587)           145           (437)
Compaq Global Services
        Revenue                                                               7,789          7,483          7,413
        Operating income                                                      1,062            884            998
Segment Eliminations and Other
        Revenue                                                                (127)          (138)           (41)
        Operating income (loss)                                                   1            (43)          (289)
Consolidated Segment Totals
        Revenue                                                             $33,554      $  42,222      $  38,447
        Operating income                                                    $   639      $   2,642      $     946

     A reconciliation of Compaq's consolidated segment operating income to consolidated income (loss) before income taxes follows:

Year ended December 31 (In millions)                                         2001           2000          1999
--------------------------------------------------------------------------------------------------------------------
Consolidated segment operating income                                       $   639      $   2,642      $     946
Unallocated corporate expenses                                                 (160)          (350)          (298)
Restructuring and related activities                                           (742)            86           (868)
Merger-related costs                                                            (44)            --             --
Other income (expense), net                                                    (466)        (1,503)         1,154
                                                                        --------------------------------------------
Income (loss) before income taxes                                           $  (773)     $     875      $     934
                                                                        ============================================

     Geographic revenue and long-lived assets related to operations as of and for the years ended December 31 were as follows:

  (In millions)                                                          2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
  Revenue:
     United States                                                   $   12,892       $   18,854      $   17,313
     Europe, Middle East and Africa                                      12,189           14,142          14,396
     Other                                                                8,473            9,226           6,738
                                                                   -------------------------------------------------
                                                                     $   33,554       $   42,222      $   38,447
                                                                   =================================================
  Long-lived assets:
     United States                                                   $    2,215       $    2,229      $    2,332
     Other                                                                  984            1,202             917
                                                                   -------------------------------------------------
                                                                     $    3,199       $    3,431      $    3,249
                                                                   -================================================

Note 12. Restructuring and Related Activities

     In the first and second quarters of 2001, Compaq's management approved restructuring plans to realign its organization and reduce operating costs. Compaq combined its commercial and consumer personal computer operations into a single Access segment. Compaq also implemented significant changes in its business model and supply chain operations. These actions were designed to simplify product offerings, derive greater internal operating efficiencies, lower order cycle time, reduce channel inventory and improve account and order management. In addition, Compaq consolidated certain functions within its global business units and reduced administrative functions. Accordingly, Compaq planned to reduce associated employee positions by approximately 4,500 and 4,000 worldwide in connection with the first and second quarter plans, respectively.

     Restructuring and related charges of $249 million and $493 million were expensed during the first and second quarters of 2001, respectively. The first quarter charge was comprised of $173 million related to employee separations, $64 million of related asset impairment charges and $12 million for other exit costs. The second quarter charge was comprised of $303 million related to employee separations, $138 million of related asset impairment charges, $40 million for facility closure costs and $12 million for other exit costs. During the fourth quarter of 2001, Compaq reversed excess reserves of $68 million for employee separation costs accrued in conjunction with the first and second quarter plans and expensed an additional charge of approximately the same amount for additional reductions of 1,400 employee positions as approved by management to further achieve its objectives of realigning its organization and reducing operating costs. Employee separation benefits under each plan were similar and included severance, medical and other benefits. As of December 31, 2001, Compaq completed 9,200 of the planned 9,900 employee separations under the 2001 plans. Compaq expects to substantially complete the initiatives contemplated under the restructuring plans by March 31, 2002.

     Components of accrued restructuring costs and amounts charged against the 2001 plans as of December 31, 2001 were as follows:


                                                                           Adjustments
                                                             Beginning         and         December 31,
 (In millions)                                                Accrual      Expenditures      2001
-------------------------------------------------------------------------------------------------------
 Employee separations                                        $  476           $  245        $  231
 Facility closure costs                                          40               15            25
 Other exit costs                                                24               16             8
                                                           --------------------------------------------
                                                             $  540           $  276        $  264
                                                           --------------------------------------------


     The accrual at December 31, 2001 includes $164 million related to future cash payments to employees separated prior to December 31, 2001.

Note 13. Derivative Financial Instruments, Concentrations, and Commitments, Contingencies and Litigation

Derivative Financial Instruments

     Compaq manufactures and sells its products in 200 countries and, as a result, is exposed to movements in foreign currency exchange rates. The primary purpose of Compaq's foreign currency hedging activities is to manage the volatility associated with foreign currency revenues and other assets and liabilities created in the normal course of business. Compaq primarily utilizes forward exchange contracts to protect against exposure related to those assets and liabilities that affect the income statement when remeasured according to accounting principles generally accepted in the United States. In addition, Compaq utilizes forward exchange contracts to offset the effect of exchange rate fluctuations on forecasted expenses expected to be incurred in non-functional currencies. Compaq also utilizes forward exchange contracts, which qualify as cash flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted sales. Compaq does not hold or issue financial instruments for trading purposes nor does it hold or issue leveraged derivative financial instruments.

     Principal currencies hedged include the Euro, Japanese yen and British pound sterling. At December 31, 2001 such forward exchange contracts were recorded at their fair value with gains of $167 million and losses of $59 million and are reflected in leases and other accounts receivable or other current liabilities in Compaq's consolidated balance sheet. The maturity dates of the forward exchange contracts outstanding at December 31, 2001 ranged from three days to two years.

     Compaq's program to reduce currency exposure associated with the net monetary assets of Compaq's international subsidiaries includes agreements to exchange various foreign currencies for U.S. dollars. Gains and losses resulting from these contracts offset the foreign exchange gains or losses on the underlying assets or liabilities being hedged and are recorded in other income and expense.

     For forward exchange contracts designated as cash flow hedges, gains and losses are recorded in other comprehensive income until the foreign currency denominated sales transactions are recognized in earnings. For the year ended December 31, 2001 net gains on derivatives of $26 million were reclassified to net revenues to match the underlying sales transactions being hedged. Forward exchange contracts are used to hedge a portion of forecasted foreign currency denominated sales for up to 6 months in the future. Hedge ineffectiveness had no material impact on earnings for the year ended December 31, 2001. No cash flow hedges were discontinued during the year ended December 31, 2001. Compaq estimates that net derivative gains of $14 million included in accumulated other comprehensive income at December 31, 2001 will be reclassified into earnings during the next twelve months.

     Compaq enters into various other types of financial instruments in the normal course of business. Fair values for certain financial instruments are based on quoted market prices. For other financial instruments, fair values are based on the appropriate pricing models using current market information. The amounts ultimately realized upon settlement of these financial instruments will depend on actual market conditions during the remaining life of the instruments. Carrying values of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities reflected in the December 31, 2001 and 2000 consolidated balance sheet approximate fair value at these dates.

Concentrations of risk

     Compaq participates in a highly volatile industry that is characterized by intense industry-wide competition for market share. Industry participants confront aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. Compaq's operating results could be adversely affected should Compaq be unable to successfully anticipate customer demand accurately, manage its product transitions, inventory levels and manufacturing processes efficiently, distribute its products quickly in response to customer demand, differentiate its products from those of its competitors or compete successfully in the markets for its new products.

     Compaq depends on many third-party suppliers for key components contained in its product offerings and certain other supply chain functions. For some of these components, Compaq may only use a single source supplier. From time to time, the supply for key components in its products lags behind worldwide demand. If the supply of a key material component is delayed or curtailed, Compaq's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. In the event that the financial condition of Compaq's third-party suppliers for key components was to erode, the delay or curtailment of deliveries of key material components could occur. Further, Compaq's reliance on third-party suppliers of key material components exposes it to potential product quality issues that could affect the reliability and performance of its product set. Compaq's inability to ship its products in desired quantities and in a timely manner due to a delay or curtailment of the supply of material components, or product quality issues arising from faulty components manufactured by third-party suppliers, could adversely affect the market for its products and lead to a reduction in its revenues. Compaq's attempts to mitigate the risk of reliance on third-party suppliers by working closely on product plans, coordinated product introductions, purchases on the spot market and selected strategic purchases could also fail.

     Compaq's cash and cash equivalents, foreign currency forward exchange contracts and accounts receivable are subject to potential credit risk. Compaq's cash management, foreign currency and investment policies restrict investments to low risk, highly liquid securities and Compaq performs ongoing evaluations of the relative credit standing of the financial institutions with which it deals.

     Compaq distributes a significant portion of its sales in the Access business segment through indirect distributors and resellers and as a result, maintains individually significant accounts receivable balances from those companies. If the financial condition and operations of these companies deteriorate, Compaq's operating results could be adversely affected. One such distributor, Ingram Micro, Inc. ("Ingram"), accounted for approximately 11 percent of consolidated revenue in 2001, predominantly in the Access segment, and 6 percent of accounts receivable as of December 31, 2001. In 2000, Ingram accounted for approximately 14 percent of consolidated revenue and 11 percent of accounts receivable at December 31, 2000. During these periods, no other customer of Compaq accounted for 10 percent or more of consolidated revenue. Compaq generally has experienced longer accounts receivable cycles in its emerging markets, in particular Asia-Pacific and Latin America, when compared with its United States and European markets. In the event that accounts receivable cycles in these developing markets significantly deteriorate or one or more of Compaq's larger resellers in these regions fails, Compaq's operating results could be adversely affected.

     Compaq frequently utilizes forward exchange contracts to protect Compaq from the effects of foreign currency. In the event of a failure to honor one of these foreign currency forward exchange contracts by one of the banks with which Compaq has contracted, management believes any loss, which could be material, would be limited to the exchange rate differential from the time the contract was made until the time it was compensated.

Lease commitments

     Compaq leases certain manufacturing and office facilities and equipment under non-cancelable operating leases with terms from one to thirty years. Rent expense for 2001, 2000 and 1999 was $343 million, $347 million and $283 million, respectively.

     Compaq's minimum rental commitments under non-cancelable operating leases at December 31, 2001 were approximately $233 million in 2002, $185 million in 2003, $125 million in 2004, $108 million in 2005, $90 million in 2006 and $348 million thereafter.

Contingencies

     Certain of Compaq's resellers finance a portion of their inventories through third-party finance companies. Under the terms of the financing arrangements, Compaq may be required to repurchase certain products from the finance companies. These arrangements have not had a material adverse effect on Compaq's operating results in the past. Further, Compaq does not expect to incur material charges related to these arrangements in future periods, as Compaq would likely resell any repurchased product.

Litigation

     Compaq is subject to legal proceedings and claims that arise in the ordinary course of business. Compaq does not believe that the outcome of any of those matters will have a material adverse effect on Compaq's consolidated financial position, operating results or cash flows.

     Compaq and certain of its current and former officers and directors are named in two consolidated class action lawsuits pending in the United States District Court for the Southern District of Texas, Houston Division ("USDC - Houston"). One lawsuit was filed in 1998 and the other in 1999. The 1998 litigation consolidates five class action lawsuits brought by persons who purchased Compaq common stock from July 10, 1997 through March 6, 1998. It asserts claims under Section 10(b) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act. Allegations in the 1998 lawsuit include the claim that the defendants withheld information and made misleading statements about channel inventory and factoring of receivables in order to inflate the market price of Compaq's common stock and further alleges that certain individual defendants sold Compaq common stock at the inflated prices. The 1999 litigation also consolidates a number of class action lawsuits. The litigation is brought on behalf of purchasers of Compaq common stock between January 27, 1999 and April 9, 1999. It asserts claims for alleged violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, Section 20(a) of the Exchange Act, and Sections 11 and 15 of the Securities Act of 1933 ("Securities Act"). Allegations in the 1999 litigation include the claim that certain defendants and Compaq issued a series of materially false and misleading statements concerning Compaq's prospects in 1999 in order to inflate the market price of Compaq's common stock and further alleges that certain individual defendants sold Compaq common stock at the inflated prices. Lead counsels for the plaintiffs have been appointed in both the 1998 and 1999 litigation. The plaintiffs seek monetary damages, interest, costs and expenses in both the 1998 and 1999 litigation. In the 1998 litigation, USDC - Houston entered an order granting class certification. Compaq appealed class certification to United States Court of Appeals for the Fifth Circuit ("Fifth Circuit Appellate Court"). On July 25, 2001, Fifth Circuit Appellate Court vacated USDC - Houston's order certifying a class and appointing class representatives and remanded the case to USDC - Houston for further proceedings in accordance with its opinion. On August 8, 2001, plaintiffs' filed a petition for rehearing before Fifth Circuit Appellate Court. Compaq filed an opposition to the petition. On January 14, 2002, the Fifth Circuit Appellate Court denied plaintiffs' petition for rehearing. The case returns to USDC - Houston for further proceedings in accordance with the Fifth Circuit Appellate Court's earlier opinion. All discovery on the 1998 litigation has been stayed during the appeal. On December 12, 2000, USDC - Houston judge dismissed the consolidated amended complaint in the 1999 litigation after finding that it failed to comply with pleading requirements under the law. The plaintiffs filed a second amended complaint on January 31, 2001. Compaq moved to dismiss the second amended complaint on March 6, 2001 and is awaiting a ruling. Compaq is vigorously defending both lawsuits.

     Several purported class action lawsuits were filed against Digital during 1994 alleging violations of Federal securities laws arising from alleged misrepresentations and omissions in connection with Digital's issuance and sale of Series A 8 7/8 percent Cumulative Preferred Stock and Digital's financial results for the quarter ended April 2, 1994. During 1995, the lawsuits were consolidated into three cases, which were pending before the United States District Court for the District of Massachusetts. Compaq settled all remaining class action lawsuits relating to this matter for approximately $5 million on July 11, 2001.

     Compaq is vigorously defending several consumer class action lawsuits alleging certain defects in its computers. One set of five related cases, involving claims in North Carolina, Illinois, Texas, Washington and California state courts with respect to certain desktop computers sold in 1996 and 1997, is in the process of being resolved. A Texas court has preliminarily approved a proposed settlement agreement under which Compaq will offer some combination of cash, coupons and software updates to qualifying class members. If approved, Compaq believes that this settlement will not have a material adverse effect on Compaq's consolidated financial position or its results of operations. Two other consumer class action lawsuits, (LaPray v. Compaq and Sprung v. Compaq) are part of a series of similar lawsuits filed against other major computer manufacturers, involving claims that the computer industry sold computers with allegedly defective floppy disk controllers. LaPray is pending in the District Court of Jefferson County, Texas, 60th Judicial District in Beaumont ("State District Court - Beaumont") while Sprung is pending in the United States District Court for the District of Colorado ("USDC - Colorado"). A class certification hearing was held in LaPray on June 8, 2001. State District Court - Beaumont entered an order granting class certification on July 23, 2001. Compaq has appealed the class certification order. The Sprung case has been stayed while USDC - Colorado considers Compaq's motion to dismiss. Compaq continues to provide information to the Federal government and state attorneys general in California and Illinois in response to inquiries regarding floppy disk controllers in computers sold to government entities.

Selected Quarterly Financial Data (Unaudited):

     The table below sets forth selected unaudited financial data for each quarter of the last two years.


(In millions, except per share amounts)                                    1st          2nd          3rd         4th
                                                                         quarter      quarter      quarter     quarter
-----------------------------------------------------------------------------------------------------------------------
2001(1)

Revenue                                                                $   9,181    $   8,481    $  7,436    $    8,456
Gross margin                                                               2,076        1,846       1,445         1,745

Income (loss) before cumulative effect of accounting change(2)                91         (239)       (507)           92
  Basic earnings (loss) per common share(3)                               $ 0.05    $   (0.14)    $ (0.30)    $    0.05
  Diluted earnings (loss) per common share(3)                             $ 0.05    $   (0.14)    $ (0.30)    $    0.05
Net income (loss) (4)                                                       (131)        (239)       (507)           92
  Basic earnings (loss) per common share(3)                              $ (0.08)   $   (0.14)    $ (0.30)    $    0.05
  Diluted earnings (loss) per common share(3)                            $ (0.08)   $   (0.14)    $ (0.30)    $    0.05

2000(1)

Revenue                                                                $   9,475    $  10,098    $  11,171    $  11,478
Gross margin                                                               2,154        2,351        2,637        2,663
Income (loss) before cumulative effect of accounting change(5)               322          388          557         (672)
      Basic earnings (loss) per common share(3)                        $    0.19    $    0.23    $    0.32      $ (0.39)
      Diluted earnings (loss) per common share(3)                      $    0.19    $    0.22    $    0.31      $ (0.39)
Net income (loss) (4)                                                        296          388          557         (672)
      Basic earnings (loss) per common share(3)                        $    0.17    $    0.23    $    0.32      $ (0.39)
      Diluted earnings (loss) per common share(3)                      $    0.17    $    0.22    $    0.31      $ (0.39)

(1) Pursuant to the adoption of EITF 01-9 effective January 1, 2001, Compaq has adjusted its results for the first three quarters of 2001 and reclassified charges related to certain financing costs to conform to the new presentation for all periods shown.

(2) Includes restructuring and related charges of $249 million and $493 million in the first and second quarters of 2001, respectively, and net investment losses of $514 million in the third quarter of 2001.

(3) Earnings (loss) per common share are computed independently for each of the quarters presented and therefore may not sum to the total for the year.

(4) Includes a cumulative effect charge related to the adoption of EITF 01-9 of $222 million, net of tax, in the first quarter of 2001 and a cumulative effect charge related to the adoption of SAB 101 of $26 million, net of tax, in the first quarter of 2000.

(5) Includes an $86 million release of restructuring reserves and net investment losses of $1.7 billion in the fourth quarter of 2000.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Compaq Computer Corporation

We have audited the consolidated financial statements of Compaq Computer Corporation as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 and have issued our report thereon dated January 16, 2002 (included elsewhere in this Current Report on Form 8-K). Our audits also included the financial statement schedule as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 listed in Item 7 of this Current Report on Form 8-K. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                 Ernst & Young LLP

Houston, Texas
January 16, 2002

                      Report of Independent Accountants on
                          Financial Statement Schedule

To the Stockholders and Board of Directors of Compaq Computer Corporation

Our audit of the consolidated financial statements of Compaq Computer Corporation referred to in our report dated January 25, 2000 appearing in this Current Report on Form 8-K of Hewlett-Packard Company also included an audit of the financial statement schedule of Compaq Computer Corporation listed in Item 7 of this Form 8-K for the year ended December 31, 1999. In our opinion, the financial statement schedule of Compaq Computer Corporation for the year ended December 31, 1999 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related Compaq Computer Corporation consolidated financial statements. We have not audited the consolidated financial statements or financial statement schedule of Compaq Computer Corporation for any period subsequent to December 31, 1999.

PricewaterhouseCoopers LLP
Houston, Texas
January 25, 2000

                                                                     SCHEDULE II

                           Compaq Computer Corporation
                        Valuation and Qualifying Accounts

Year ended December 31 (In millions)                                    2001              2000            1999
--------------------------------------------------------------------------------------------------------------------

Allowance for Doubtful Accounts
Balance, beginning of period                                         $     211         $     222           $  318
Additions charged to expense                                                98                82               43
Deductions (Accounts receivable write-offs)                                (79)              (93)            (139)
                                                                  --------------------------------------------------
Balance, end of period                                               $     230         $     211           $  222
                                                                  --------------------------------------------------